Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement on Form S-4 (File No. 333-                        ) of our report dated March 18, 2005, except for Note 18 as to which the date is August 10, 2005, on our audits of the financial statements and financial statement schedules of the GSI Group Inc. We also consent to the reference to our firm under the caption “Experts.”

/s/ BKD, LLP

St. Louis, Missouri

August 15, 2005